Exhibit 23.3

CONSENT OF DRIFT GEO LLC

In connection with U.S. Gold Corp.’s Registration Statement on Form S-1 dated February 4, 2026 (the “Registration Statement”), the undersigned consents to:

●	the incorporation by reference and use of the technical report summary titled “Technical Report Summary CK Gold Project (the “Technical Report Summary”), effective February 10, 2025, as an exhibit to and referenced in the registration Statement or any amendment or supplement thereto;

●	the use of and references to the undersigned’s name, including the undersigned’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Registration Statement or any amendment or supplement thereto and any such Technical Report Summary; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Registration Statement or any amendment or supplement thereto.

The undersigned is a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

●	Section 9: Data Verification
●	Section 11: Mineral Resource Estimates

DRIFT GEO LLC

/s/ Mark C. Shutty

Name:	Mark C. Shutty, CPG
Title:	Principal

February 4, 2026